UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 24, 2011

FEDERAL HOME LOAN BANK OF SEATTLE
(Exact name of registrant as specified in its charter)

Federally chartered corporation	000-51406	91-0852005
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1501 Fourth Avenue, Suite 1800
Seattle, WA  98101-1693
(Address of principal executive offices, including zip code)

206.340.2300
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensating Arrangements of Certain Officers

   On June 24, 2011, the Federal Home Loan Bank of Seattle (the "Seattle Bank") announced that Steven R. Horton, acting president and chief executive officer and senior vice president and chief operating officer, has reassigned the duties of the chief operating officer on an interim basis.

In addition to his current duties as the Seattle Bank's senior vice president and chief financial officer, Vincent L. Beatty will assume the role of acting chief operating officer. In his interim expanded role, Mr. Beatty will assume responsibility for: strategic planning, business initiatives, and research; member services; and business technology. In addition, Glen D. Simecek, vice president and chief business officer, will be responsible for national sales, business development, and government and corporate relations. Christina J. Gehrke, senior vice president, chief accounting and administrative officer, will assume responsibility for cost control and infrastructure initiatives. Further, Mike E. Brandeberry, the Seattle Bank's senior vice president and chief counsel, will assume the corporate secretary responsibilities currently assigned to Ms. Gehrke.

The interim reorganization is expected to remain in effect until such time as the Seattle Bank's Board of Directors fills the president and chief executive officer position on a permanent basis.

Signature(s)

       Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Federal Home Loan Bank of Seattle

Date: June 24, 2011	By: /s/ Steven R. Horton
Acting President and Chief Executive Officer